                                                                  Exhibit (a)(5)


                     AMENDMENT NO. 2 TO TRUST INSTRUMENT OF
                          ING VARIABLE INSURANCE TRUST

              ABOLITION OF SERIES OF SHARES OF BENEFICIAL INTEREST

                          EFFECTIVE FEBRUARY 25, 2003

      THIS AMENDMENT NO. 2 TO THE TRUST INSTRUMENT OF ING VARIABLE INSURANCE TRUST, a Delaware business trust (the "Trust"), dated July 15, 1999 (the "Trust Instrument"), as amended, reflects resolutions adopted by the Board of Trustees on February 25, 2003, with respect to ING VP High Yield Bond Portfolio, a series of the Trust (the "Fund"), acting pursuant to Section 2.6 and Section 11.4 of the Trust Instrument of the Trust. The resolutions serve to abolish the Fund, and the establishment and designation thereof, there being no shares of such series outstanding at the time of their abolition.

                          ING VARIABLE INSURANCE TRUST

                             SECRETARY'S CERTIFICATE

      I, Kimberly A. Anderson, Secretary of ING Variable Insurance Trust (the "Trust"), do hereby certify that the following is a true copy of a resolution duly adopted by the Board of Trustees of the Trust at a meeting held on February 25, 2003 with regard to the dissolution of a series of the Trust:

      WHEREAS, the Trust currently consists of three series, one of which is ING VP High Yield Bond Portfolio (the "Fund"), which has not commenced operations; and

      WHEREAS, ING Investments, LLC has determined that it does not intend to offer the Fund in the near future; and

      WHEREAS, the Board of Trustees (the "Board") is authorized by Section 2.6 and Section 11.4 of the Trust Instrument to dissolve any series of the Trust, upon approval of a majority of the Trustees; and

      WHEREAS, the Board believes that it would be in the interests of the Trust and shareholders of the Trust to terminate the series.

      NOW, THEREFORE, BE IT RESOLVED, that the Board hereby approves the dissolution of the Fund; and

      FURTHER RESOLVED, that management of the Trust be, and hereby is, authorized to take any and all actions necessary to reflect the dissolution of the series, including without limitation amending the Trust's Registration Statement, as filed with the U.S. Securities and Exchange Commission, amending the Trust Instrument or filing such other documents as may be required by the State of Delaware or other state authorities, and amending and restating any contracts of the Trust to remove any references to the series.




                                            /s/ Kimberly A. Anderson
                                            ------------------------
                                            Kimberly A. Anderson
                                            Secretary


Dated: February 25, 2003